St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

News Release

Contacts Angela Criag Investor Relations Tel 651 481 7789	Kathleen Janasz Media Relations Tel 651 415 7042

St. Jude Medical Reports Third Quarter Results

ST. PAUL, Minn. – October 15, 2008 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the third quarter ended September 27, 2008.

Third Quarter Results

The Company reported net sales of $1.084 billion in the third quarter of 2008, an increase of 17% compared to the $927 million in the third quarter of 2007. Favorable foreign currency translation comparisons increased third quarter sales by approximately $40 million.

Reported net earnings for the third quarter of 2008 were $193 million, or $0.55 per diluted share. This compares to reported net earnings for the third quarter of 2007 of $160 million, or $0.46 per diluted share. In accordance with GAAP, reported net earnings for the third quarter of 2008 do not include any benefit from the federal research and development tax credit, even though this tax credit was extended for 2008 and 2009 earlier this month retroactive to the beginning of the year. Including the benefit of this adjustment, adjusted net earnings for the third quarter of 2008 were $198 million, or $0.57 per diluted share. A further reconciliation of the Company’s non-GAAP adjusted diluted net earnings per share to the Company’s GAAP diluted earnings per share is provided in the schedule below.

Commenting on the third quarter results, the Company’s growth program, and the year to date cash flow from operations, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our results this quarter reflect the depth and breadth of St. Jude Medical’s growth program. Revenue for every division grew at a double digit rate while our operating profit margin improved over 100 basis points compared with the third quarter one year ago. For the nine months ended September 27, 2008, net cash provided by operating activities was approximately $650 million, a 33% increase over the first three quarters of 2007.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $678 million for the third quarter of 2008, a 15% increase compared to the third quarter of 2007.

Of that total, ICD product sales were $381 million in the third quarter, a 20% increase compared to the third quarter of 2007.

Third quarter pacemaker sales were $297 million, an increase of 10% from the comparable quarter of 2007.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

Atrial Fibrillation (AF)

AF product sales for the third quarter totaled $135 million, a 35% increase over the third quarter of 2007.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $64 million in the third quarter of 2008, up 25% from the comparable quarter of 2007.

Cardiovascular

Total cardiovascular sales, which include primarily vascular closure and heart valve products, were $207 million for the third quarter of 2008, a 10% increase over the third quarter of 2007.

Sales of vascular closure products in the third quarter of 2008 were $89 million, a 5% increase over the third quarter of 2007.

Total heart valve product sales for the third quarter of 2008 were $78 million, a 15% increase over the third quarter of 2007.

Fourth Quarter and Full Year 2008 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the fourth quarter by product category.

The Company expects its consolidated earnings for the fourth quarter of 2008 to be in the range of $0.59 to $0.61 per diluted share and for full-year 2008 in the range of $2.30 to $2.32. A reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

Conference Call/Webcast

St. Jude Medical’s third quarter earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1987327

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 13,000 people worldwide and has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K filed on February 27, 2008. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 483 2000 www.sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 27, 2008		September 29, 2007	September 27, 2008		September 29, 2007
Net sales	$1,084,136		$926,840	$3,230,634		$2,761,154
Cost of sales	273,926		244,859	822,104		736,859
Gross profit	810,210		681,981	2,408,530		2,024,295

Selling, general & administrative expense	401,325		337,823	1,184,702		1,014,857
Research & development expense	131,054		117,027	393,144		352,443
Special charges	0		0	0		35,000
Operating profit	277,831		227,131	830,684		621,995
Other income (expense), net	(4,941)		(7,625)	(7,380)		(23,243)
Earnings before income taxes	272,890		219,506	823,304		598,752
Income tax expense	79,947		59,267	244,521		157,988
Net earnings	$192,943		$160,239	$578,783		$440,764

Adjusted net earnings (Non-GAAP)	$197,845	(1)		$596,895	(2)	$462,639	(3)

Diluted net earnings per share	$0.55		$0.46	$1.65		$1.25
Adjusted diluted net earnings per share (Non-GAAP)	$0.57	(1)		$1.71	(2)	$1.31	(3)

Weighted average shares outstanding– diluted	349,728		350,238	349,984		353,027

(1)

Third quarter 2008 adjusted net earnings and adjusted diluted net earnings per share include $4,902 of income tax benefit, or $0.02 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

(2)

First nine months 2008 adjusted net earnings and adjusted diluted net earnings per share include $18,112 of income tax benefit, or $0.06 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

(3)

First nine months 2007 adjusted net earnings and adjusted diluted net earnings per share exclude an after tax charge of $21,875, or $0.06 per share, related to the settlement of a patent litigation matter.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 27, 2008	December 29, 2007
Cash and cash equivalents	$579,242	$389,094
Accounts receivable, net	1,147,338	1,023,952
Inventories	501,470	457,734
Other current assets	292,960	257,403
Property, plant & equipment, net	899,565	776,795
Goodwill	1,753,420	1,657,313
Other intangible assets, net	494,927	498,700
Other assets	283,409	268,413
Total assets	$5,952,331	$5,329,404

Current portion of long-term debt	$1,205,498	$1,205,498
Other current liabilities	697,619	643,731
Long-term debt	196,611	182,493
Deferred income taxes, net	122,117	107,011
Long-term other liabilities	265,698	262,661
Total equity	3,464,788	2,928,010
Total liabilities & equity	$5,952,331	$5,329,404

2008 Earnings Guidance Reconciliation

	Fourth Quarter 2008		Full Year 2008
Estimated 2008 diluted net earnings per share	$0.65 – $ 0.67		$2.30 – $ 2.32
Estimated 2008 adjusted diluted net earnings per share (Non-GAAP)	$0.59 – $ 0.61	(4)	$2.30 – $ 2.32	(4)

(4)

The federal research and development tax credit was extended in the fourth quarter of 2008 retroactive to the beginning of the year. The Company’s above estimated adjusted diluted net earnings per share (Non-GAAP) excludes the fourth quarter of 2008 catch up benefit related to the extension of the federal research and development tax credit.